Exhibit (c)(viii)

Confidential Project ECLIPSE Discussion Materials for the Special Committee of the Board of Directors of ECLIPSE July 15, 2026

Confidential Important Information Confidential Material Presented to the Special Committee of ECLIPSE’s Board of Directors The following pages contain material (together with any accompanying oral presentation and any supplementary documents provided therewith, the “materials”) provided to the Special Committee of the Board of Directors (the “Special Committee”) of Distribution Solutions Group, Inc. (the “Company” or “ECLIPSE”) in the context of a meeting held to consider the Merger Consideration proposed to be paid to the Disinterested Stockholders, other than the holders of Excluded Shares of the Company pursuant to the terms and subject to the conditions set forth in the draft Agreement and Plan of Merger dated July 15, 2026 (the “Merger Agreement”) by and among Eclipse Parent Acquisitions, LLC, a Delaware limited liability company (“Parent”), Eclipse Intermediate Acquisitions, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Intermediate”), Eclipse Acquisitions Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Intermediate (“Merger Sub”), and the Company, a Delaware corporation. The accompanying material was compiled or prepared on a confidential basis solely for use by the Special Committee and not with a view toward public disclosure, and may not be disclosed, summarized, reproduced, disseminated or quoted, or otherwise referred to in whole or in part, without the prior written consent of William Blair & Company, L.L.C. (“William Blair” or “Blair”). The information utilized in preparing this presentation was obtained from the Company, the Special Committee, its advisors and public sources. William Blair assumes no responsibility for independent investigation or verification of any such information and has relied on such information being complete and accurate in all respects. Any estimates and projections regarding the Company contained herein have been prepared by ECLIPSE Management, and approved for our use by the Special Committee, or are publicly available or based upon such estimates and projections and involve numerous and significant subjective determinations, which may or may not prove to be correct, and William Blair expresses no opinion with respect to such estimates, projections and determinations. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect prices at which they may be sold. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation or warranty, whether as to the past or the future. William Blair does not take any responsibility for the accuracy or completeness of any of the material used by the persons other than the Special Committee. William Blair does not undertake any obligation to update or otherwise revise the accompanying materials. William Blair’s only opinion is its written opinion delivered to the Special Committee. ECLIPSE 2

Confidential Table of Contents I1 . Scope of Review & Analysis II 2. Transaction Overview I3 . ECLIPSE Situation Overview and Financial Information II 4. Valuation Analyses I. Selected Public Companies Analysis II. Selected Precedent Transactions Analysis III. Discounted Cash Flow Analysis IV. Leveraged Buyout Analysis V. M&A Premiums Paid Analysis ECLIPSE 3

Confidential Scope of Review & Analysis

Confidential Scope of Review and Analysis ? William Blair’s role is to render its opinion to the Special Committee as to the fairness, from a financial point of view, to the Disinterested Stockholders (other than holders of Excluded Shares (as defined in the Merger Agreement)) of shares of common stock, par value $1.00 per share, of ECLIPSE (the “Company Common Stock”) of the Merger Consideration (as defined on page 8 herein) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 15, 2026 (the “Merger Agreement”) by and among Parent, Intermediate, Merger Sub and the Company, pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the Merger as the surviving corporation, a wholly-owned subsidiary of Intermediate and an indirect wholly-owned subsidiary of Parent (the “Merger”). ? In connection with our review of the Merger and the preparation of our opinion, Blair has examined or discussed: ? The draft of the Merger Agreement dated July 15, 2026, and Blair has assumed that the final form of the Merger Agreement will not differ from such draft in any material respects; ? Audited historical financial statements of the Company included in its filings with the Securities and Exchange Commission (the “SEC”) as of and for the three fiscal years ended December 31, 2025, 2024 and 2023; ? Unaudited financial statements of the Company included in its filings with the SEC as of and for the 3 months ended March 31, 2026; ? Certain internal business, operating and financial information and forecasts of the Company for the fiscal years ending December 31, 2026 through December 31, 2030, (the “Management Plan Forecast”), prepared by the senior management of the Company and provided to us on July 8, 2026; ? Information regarding publicly available financial terms of certain other transactions Blair deemed relevant; ? Information regarding certain publicly traded companies Blair deemed relevant; ? The financial position and operating results of the Company compared with those of certain publicly traded companies Blair deemed relevant; ? The current and historical market prices and trading volumes of the Company Common Stock; and ? Certain other publicly available information on the Company. ? Blair has also held discussions with members of senior management of the Company to discuss the foregoing. ? Blair was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which ECLIPSE might engage. ? Blair has also considered other matters deemed relevant to this analysis and has taken into account such accepted financial and investment banking procedures and considerations as deemed relevant. ECLIPSE 5

Confidential Key Assumptions Underlying Our Review and Analysis ? Blair has assumed and relied, without any independent verification and with the consent of the Special Committee, upon the accuracy and completeness of all the financial, legal, regulatory, tax, accounting and other information provided to, that was examined by, or otherwise reviewed or discussed with us for purposes of this presentation, and approved for our use by Special Committee and Blair assumes no responsibility or liability therefor. ? Blair has not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. ? Blair has been advised by the senior management of the Company that the Management Plan Forecast examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, Blair has assumed, with the consent of the Special Committee, that (i) the Management Plan Forecast will be achieved in the amounts and at times contemplated thereby and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. ? Blair expresses no opinion with respect to the Management Plan Forecast or the estimates and judgments on which they are based. ? Blair did not consider, and express no opinion as to, the amount or nature of the compensation to any of the Company’s officers, directors or employees (or any class of such persons) relative to the Merger Consideration payable to the Company’s other stockholders. ? Blair expresses no opinion as to any terms or other aspects of the Merger (other than the Merger Consideration to the extent specified herein), including, without limitation, the form or structure of the Merger, or tax or accounting consequences thereof. ? This presentation is based upon economic, market, financial and other conditions existing on, and other information disclosed to Blair, as of the date hereof.? It should be understood that although subsequent developments may affect the opinion, Blair does not have any obligation to update, revise or reaffirm the opinion. ? Blair has not made any determination as to legal matters related to the Merger, has assumed that the final executed Merger Agreement will not materially differ from the drafts of the Merger Agreement reviewed by William Blair and has assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any amendment or waiver of any material terms or conditions by the Company. ECLIPSE 6

Confidential Transaction Overview

Confidential

Transaction Summary

Term	Description
Acquiror	• Eclipse Parent Acquisitions, LLC, an entity formed by affiliates of LKCM Headwater Investments, LLC
Proposed Merger Consideration	• $35.00 per share in cash
Transaction Structure	• Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the Disinterested Stockholders (other than holders of Excluded Shares) will be entitled to receive the Merger Consideration
Rollover Stockholders	• Bryan King and LKCM ("Affiliated Stockholders") are rolling over shares, representing approximately 78.7% in aggregate ownership per reported figures in the 13D filing
Termination Fees	• Parent termination fee equal to $22.2M[1] • Company termination fee equal to $9.3M[2], payable if (i) the Company terminates to enter into a Superior Proposal or (ii) Parent terminates following an Adverse Recommendation Change
Fiduciary Out	• Customary no-solicitation provisions, provided that ECLIPSE can accept superior proposals subject to the payment of the Company termination fee and other customary conditions • All necessary corporate approvals (other than required shareholder approvals) are assumed to have been obtained prior to signing the Merger Agreement
Financing Commitment	• Subject to Equity Commitment Letter and availability of debt financing
Closing Conditions	• Receipt of the Company stockholder approval – Requires a majority of votes cast by Disinterested Stockholders (majority-of-the-minority) • Expiration of all applicable antitrust waiting periods, if any • Other customary closing conditions for a one-step merger

Source: Draft Merger Agreement dated July 15, 2026, Schedule 13D filed by LKCM on March 16, 2026.
(1) Equivalent of 6% of Merger Consideration to minority shareholders.
(2) Equivalent of 2.5% of Merger Consideration to minority shareholders.

ECLIPSE / William Blair / 8

Confidential

Valuation Summary

Valuation Summary

($ in millions, except per share figures)

Offer Price Per Share	**$35.00**
Diluted Shares Outstanding[1]	46.946
Equity Value	**$1,643**
Plus: Debt[2]	738
Less: Cash[2]	(53)
Implied Enterprise Value	**$2,328**
Memo: Consideration to Disinterested Shareholders	$371

	ECLIPSE Statistics	Enterprise Value Multiples
LTM Q1 2026A Adj. EBITDA[3]		
Actual	$173	13.5x
CY 2026E Adj. EBITDA		
Management Plan Forecast[3],[4]	$203	11.5x
Wall Street Consensus[5]	$180	12.9x

Implied Premiums[6]

	Undisturbed[7]			Current *(for reference only)*[8]		
Premium To	**Date**	**Price**	**Premium**	**Date**	**Price**	**Premium**
One Day Prior	3/13/26	$19.31	81.3%	7/14/26	$27.59	26.9%
One Week Prior	3/6/26	$22.09	58.4%	7/7/26	$26.94	29.9%
One Month Prior	2/13/26	$30.84	13.5%	6/14/26	$27.72	26.3%
60 Days Prior	1/12/26	$30.02	16.6%	5/15/26	$26.96	29.8%
90 Days Prior	12/13/25	$29.14	20.1%	4/15/26	$26.75	30.8%
180 Days Prior	9/14/25	$31.09	12.6%	1/15/26	$30.00	16.7%
One Year Prior	3/13/25	$28.53	22.7%	7/14/25	$28.27	23.8%
30-Day VWAP	3/13/26	$25.84	35.4%	7/14/26	$27.49	27.3%
60-Day VWAP	3/13/26	$26.80	30.6%	7/14/26	$27.33	28.0%

Source: SEC filings and FactSet as of July 14, 2026.
(1) Diluted shares outstanding calculated based on 46,255,422 common shares, 697,154 in-the-money options at a weighted-average strike price of $27.50, 424,717 RSUs, and 115,988 deferred shares as of July 14, 2026 per ECLIPSE management. 1,561,504 out-of-the-money options and 26,754 SPRs are excluded. (2) Per ECLIPSE balance sheet as of March 31, 2026. (3) ECLIPSE financials are pro forma for acquisitions. (4) ECLIPSE Management Plan Forecast as of July 8, 2026. (5) Represents Wall Street consensus average adj. EBITDA estimates. (6) Premium calculated based on Merger Consideration of $35.00 per share compared to ECLIPSE's closing share price per FactSet on dates noted. Days prior based on calendar days. (7) 13D with details of initial offer filed pre-market open on March 16, 2026. (8) $27.59 share price as of July 14, 2026.

ECLIPSE / William Blair / 9

Confidential ECLIPSE Situation Overview and Financial Information

Confidential ECLIPSE Trading Snapshot Historical Stock Price Performance High: $40.85 Offer Price: $35.00 ECLIPSE: Undisturbed $27.59 Date: 3/13/2026 Low: $13.01 Current Pricing Info (in millions, except share price) Undisturbed Share Price Performance(4) Current Valuation Multiples Price 7/14/2026 $27.59 1 Month % Change (37.4%) EV / LTM Q1 2026A Adj. EBITDA – ($173M)(6) 11.4x Diluted Shares Outstanding (M)(1) 46.798 3 Month % Change (33.7%) EV / 2026E Adj. EBITDA (Consensus) – ($180M)(7) 11.0x Equity Value $1,291 6 Month % Change (37.9%) CY 2026E Adj. EBITDA (Management) – ($203M) (6),(8) 9.7x Net Debt(2) $685 Undisturbed Average Enterprise Value $1,976 Volume ADTV ($M’s) VWAP Undisturbed Valuation Multiples 30 Trading Days(5) $3.44 $25.84 EV / LTM Q1 2026A Adj. EBITDA – ($173M)(6) 9.2x Undisturbed Pricing Info (in millions, except share price) 60 Trading Days(5) $2.65 $26.80 EV / 2026E Adj. EBITDA (Consensus) – ($180M)(7) 8.8x Price 3/13/2026 $19.31 90 Trading Days(5) $2.46 $26.92 CY 2026E Adj. EBITDA (Management) – ($203M)(6),(8) 7.8x Diluted Shares Outstanding (M)(3) 46.796 Equity Value $904 Net Debt(2) $685 Enterprise Value $1,589 Source: Bloomberg, FactSet and SEC filings as of July 14, 2026. (1) Diluted shares outstanding calculated based on 46,255,422 common shares, 697,154 in-the-money options at a weighted-average strike price of $27.50, 424,717 RSUs, and 115,988 deferred shares as of July 14, 2026 per ECLIPSE management. 1,561,504 out-of-the-money options and 26,754 SPRs are excluded. (2) Net debt includes $45M of revolver, $691M of senior secured term loan, $0.4M of other revolver, $1.3M of financing leases, and $53M of cash and cash equivalents per ECLIPSE balance sheet as of March 31, 2026. (3) Diluted shares outstanding ECLIPSE 11 calculated based on 46,255,422 common shares, 424,717 RSUs, and 115,988 deferred shares as of July 14, 2026 per ECLIPSE management. 2,258,658 out-of-the-money options and 26,754 SPRs are excluded. (4) Relative to undisturbed share price date of March 13, 2026. (5) Trading information based on trading days and relative to undisturbed date of March 13, 2026. (6) ECLIPSE financials are pro forma for acquisitions. (7) Represents Wall Street consensus average adj. EBITDA estimates. (8) ECLIPSE Management Plan Forecast as of July 8, 2026.

Confidential ECLIPSE: Historical Trading Histogram Last Twelve Months Undisturbed Offer Price? 18.3 million shares $19.31 $35.00 traded over the last twelve months 33.8% – ~2.1x total float 27.9% ? Average daily trading 16.0% value: $2.0 million (average of 72K shares) 5.2% 5.4% 7.2% 1.1% 3.4% $18.00—$20.00 $20.00—$22.00 $22.00—$24.00 $24.00—$26.00 $26.00—$28.00 $28.00—$30.00 $30.00—$32.00 $32.00—$34.00 Last Three Years ? 43.4 million shares Undisturbed Offer Price traded over the last three $19.31 $35.00 years – ~5.0x total float 21.2% 16.6%? Average daily trading 15.1% value: $1.7 million 13.0% (average of 58K shares) 8.1% 6.1% 5.0% 4.7% 3.7% 3.8% 2.9% $19.00—$21.00 $21.00—$23.00 $23.00—$25.00 $25.00—$27.00 $27.00—$29.00 $29.00—$31.00 $31.00—$33.00 $33.00—$35.00 $35.00—$37.00 $37.00—$39.00 $39.00—$41.00 Sources: Capital IQ and FactSet as of the undisturbed date of March 13, 2026. Note: Assumes daily volume traded at the average of the intraday high and low price for each day across the time period represented. ECLIPSE 12

Confidential Summary of Research Recommendations 2026E Price Premium Premium Firm Rating Rating Date Adj. EBITDA Target to Undisturbed(1) to Current(2) Buy May 21, 2026 $176.0 $33.00 70.9% 19.6% Hold May 18, 2026 $180.1 — -Buy May 4, 2026 $184.0 $36.00 86.4% 30.5% Consensus – Mean $180.0 $34.50 78.7% 25.0% Sources: Wall Street equity research and FactSet as of July 14, 2026. (1) Undisturbed share price of $19.31 as of March 13, 2026. ECLIPSE 13 (2) Current share price of $27.59 as of July 14, 2026.

Confidential ECLIPSE – Management Plan Forecast (July 2026) Historical Management Projections CAGR ($ in Millions) 2025A(1) 2026P(1) 2027P 2028P 2029P 2030P 2025A—2030P Total ECLIPSE Revenue $1,989 $2,150 $2,256 $2,414 $2,574 $2,746 6.7% % Growth 1.3% 8.1% 4.9% 7.0% 6.6% 6.7% Adjusted EBITDA $178 $203 $232 $277 $313 $352 14.7% % Margin 8.9% 9.4% 10.3% 11.5% 12.2% 12.8% (-) Stock-Based Compensation (7) (8) (7) (7) (7) (7) (-) Other Adjustments(2) (9) (5) (5) (5) (5) (5) EBITDA $162 $190 $220 $265 $301 $340 16.1% (-) D&A (81) (82) (77) (73) (70) (60) EBIT $81 $108 $143 $192 $231 $280 28.3% % Margin 4.1% 5.0% 6.3% 8.0% 9.0% 10.2% (-) Taxes(3) (24) (32) (42) (57) (68) (83) Net Operating Profit After Tax $57 $76 $101 $135 $163 $197 28.3% (+) D&A 81 82 77 73 70 60 (-) CapEx (27) (28) (26) (28) (30) (32) (-) Ä in Net Working Capital (2) (67) (10) (24) (38) (41) Unlevered Free Cash Flow $109 $63 $142 $157 $166 $186 11.2% Source: ECLIPSE Management Plan Forecast as of July 8, 2026. (1) ECLIPSE financials are pro forma for acquisitions. ECLIPSE 14 (2) Other adjustments include Severance/Retention, Acquisition Costs, and Other/Consultancy. (3) Tax rate of 29.5% per Eclipse Management. Excludes utilization of Federal Net Operating Losses.

Confidential Valuation Analyses

Confidential Summary of Valuation Analyses • Selected Public Companies Analyses – Trading multiple analysis based on a total of seven publicly traded companies in the industrial / specialty distribution sector with similar business models or financial profiles that William Blair deemed relevant • Selected Transactions Analysis – Transaction multiple analysis based on a total of twelve publicly available transactions in the industrial / specialty distribution sector with similar business models or financial profiles that William Blair deemed relevant • Discounted Cash Flow Analysis – Utilized Management Plan Forecast to derive free cash flows for the Company based on a 9.0% – 11.0% range of discount rates to determine the present values of such cash flows. Estimated a terminal value by utilizing a perpetuity growth rate of 2.0% – 3.0% • Leveraged Buyout Analysis – Analyzed the purchase prices at which a leveraged buyout of ECLIPSE could occur, based on a range of required rates of return of 18.0%—22.0% and LTM Adj. EBITDA exit multiples ranging from 9.0x – 11.0x • M&A Premiums Paid Analysis – Reviewed the premiums derived by comparing the per share equity consideration paid to the closing price of the target stock one day, one week and one month prior to transaction announcement. Premiums were then compared against 239 public North America target transactions across all industries since January 1, 2016 with transaction equity values ranging from $1B – $2B ECLIPSE 16

Confidential Selected Public Companies Analysis

Confidential

Selected Public Companies Analysis

Methodologies and Assumptions

- Identified seven publicly traded companies in the industrial / specialty distribution sector with similar business models or financial profiles that William Blair deemed relevant
- Calculated relevant operating and financial metrics and the following relevant multiples and compared them to the similar multiples for ECLIPSE at the current enterprise value and implied transaction value:
  - Enterprise Value / LTM Adj. EBITDA
  - Enterprise Value / CY 2026E Adj. EBITDA

Selected Public Companies

($ in millions)

Company	Equity Value	Enterprise Value	2025A-2026E Revenue Growth	LTM EBITDA Margin	Enterprise Value / LTM Adj. EBITDA	Enterprise Value / CY 2026E Adj. EBITDA
GRAINGER	$64,893	$67,042	10.7%	17.4%	21.8x	19.6x
FASTENAL	$52,642	$52,557	11.9%	22.4%	26.8x	25.1x
WESCO	$16,868	$21,991	8.4%	6.7%	13.6x	12.7x
APPLIED[1]	$12,258	$12,451	6.1%	12.5%	20.6x	19.4x
MSC[1]	$6,990	$7,424	7.3%	12.0%	15.8x	14.4x
HILLMAN	$1,590	$2,316	6.8%	17.3%	8.6x	8.3x
GLOBAL INDUSTRIAL	$1,304	$1,243	5.7%	8.1%	10.8x	11.3x
Maximum	**$64,893**	**$67,042**	**11.9%**	**22.4%**	**26.8x**	**25.1x**
Median	**$12,258**	**$12,451**	**7.3%**	**12.5%**	**15.8x**	**14.4x**
Mean	**$22,363**	**$23,575**	**8.1%**	**13.8%**	**16.9x**	**15.8x**
Minimum	**$1,304**	**$1,243**	**5.7%**	**6.7%**	**8.6x**	**8.3x**
ECLIPSE (Consensus)			**4.0%**[2]	**8.6%**[3]	**13.5x**[3],[5]	**12.9x**[2],[5]
ECLIPSE (Management Projections)			**8.1%**[3],[4]	**8.6%**[3]	**13.5x**[3],[5]	**11.5x**[3],[4],[5]

Sources: SEC filings and FactSet as of July 14, 2026.
(1) Applied Industrial Technologies and MSC Industrial metrics calendarized based on Fiscal Year end of June and August, respectively. (2) Represents Wall Street consensus average estimates. (3) ECLIPSE financials are pro forma for acquisitions. (4) ECLIPSE Management Plan Forecast as of July 8, 2026. (5) Implied multiple based on Merger Consideration of $35.00 per share.

ECLIPSE / William Blair / 18

Confidential Selected Public Companies Performance Metrics CY 2025A – CY 2026E Revenue Growth Selected Public Companies ECLIPSE Median: 7.3% 11.9% 10.7% 8.4% 8.1% 7.3% 6.8% 6.1% 5.7% 4.0% (1) (1) Management Plan Consensus Forecast(2),(3) Estimates(4) Sources: FactSet, SEC filings and Wall Street consensus estimates as of July 14, 2026. Note: Projections reflect Wall Street consensus estimates unless otherwise stated. ECLIPSE 19 (1) Applied Industrial Technologies and MSC Industrial metrics calendarized based on Fiscal Year end of June and August, respectively. (2) Management Plan Forecast per ECLIPSE management as of July 8, 2026. (3) ECLIPSE financials are pro forma for acquisitions. (4) Represents Wall Street consensus average estimates.

Confidential Selected Public Companies Performance Metrics LTM Adj. EBITDA Margin Selected Public Companies ECLIPSE Median: 12.5% 22.4% 17.4% 17.3% 12.5% 12.0% 8.1% 8.6% 6.7% (1) (1) ECLIPSE Management(2) CY 2026E Adj. EBITDA Margin Selected Public Companies ECLIPSE Median: 12.7% 22.8% 17.6% 16.8% 12.7% 12.6% 7.5% 9.4% 8.7% 6.8% (1) (1) Management Plan Consensus Forecast(2),(3) Estimates(4) Sources: FactSet, SEC filings and Wall Street consensus estimates as of July 14, 2026. Note: Projections reflect Wall Street consensus estimates unless otherwise stated. ECLIPSE 20 (1) Applied Industrial Technologies and MSC Industrial metrics calendarized based on Fiscal Year end of June and August, respectively. (2) ECLIPSE financials are pro forma for acquisitions. (3) Management Plan Forecast per ECLIPSE management as of July 8, 2026. (4) Represents Wall Street consensus average adj. EBITDA estimates.

Confidential

Selected Public Companies Valuation Metrics

EV / LTM EBITDA



Selected Public Companies
Median: 15.8x
26.8x
21.8x
20.6x
15.8x
13.6x
10.8x
8.6x
FASTENAL
GRAINGER
APPLIED (1)
MSC (1)
wesco
GLOBAL INDUSTRIAL
HILLMAN
ECLIPSE[2]
9.2x
11.4x
13.5x
Implied Undisturbed Multiple[3]
Current Multiple
Implied Transaction Multiple[4]

EV / CY2026E EBITDA



Selected Public Companies
Median: 14.4x
25.1x
19.6x
19.4x
14.4x
12.7x
11.3x
8.3x
FASTENAL
GRAINGER
APPLIED (1)
MSC (1)
wesco
GLOBAL INDUSTRIAL
HILLMAN
ECLIPSE
Management Plan Forecast[2],[5]
Consensus Estimates[6]
7.8x
9.7x
11.5x
8.8x
11.0x
12.9x
Implied Undisturbed Multiple[3]
Current Multiple
Implied Transaction Multiple[4]
Implied Undisturbed Multiple[3]
Current Multiple
Implied Transaction Multiple[4]

Sources: FactSet, SEC filings and Wall Street consensus estimates as of July 14, 2026. Closing price data as of July 14, 2026.
Note: Projections reflect Wall Street consensus estimates unless otherwise stated.
(1) Applied Industrial Technologies and MSC Industrial metrics calendarized based on Fiscal Year end of June and August, respectively. (2) ECLIPSE financials are pro forma for acquisitions. (3) ECLIPSE's closing share price of $19.31 as of the undisturbed date of March 13, 2026. (4) Calculated based on Merger Consideration of $35.00 per share. (5) Management Plan Forecast per ECLIPSE management as of July 8, 2026. (6) Represents Wall Street consensus average adj. EBITDA estimates.

ECLIPSE / William Blair / 21

Confidential Selected Public Companies Analysis Summary ($ in millions) ECLIPSE Range of Selected Public Companies Implied ECLIPSE Transaction Valuation Multiple Metric Multiple(1) Min Mean Median Max Enterprise Value / LTM EBITDA Actuals $173(2) 13.5x 8.6x 16.9x 15.8x 26.8x Enterprise Value / CY2026E EBITDA Management Plan Forecast $203(2),(3) 11.5x 8.3x 15.8x 14.4x 25.1x (4) Consensus Estimates $180 12.9x 8.3x 15.8x 14.4x 25.1x Source: FactSet, SEC filings and Wall Street consensus estimates as of July 14, 2026. Closing price data as of July 14, 2026. (1) Implied multiple based on Merger Consideration of $35.00 per share. (2) ECLIPSE financials are pro forma for acquisitions. (3) Management Plan Forecast per ECLIPSE management as of July 8, 2026. ECLIPSE 22 (4) Represents Wall Street consensus average adj. EBITDA estimates.

Confidential Selected Precedent Transactions Analysis

Confidential Selected Precedent Transactions Analysis Methodologies and Assumptions ? Identified twelve publicly available transactions in the industrial / specialty distribution sector with similar business models or financial profiles that William Blair deemed relevant? Compared the following multiple for each transaction to the multiple for ECLIPSE as the implied transaction value: – Enterprise Value / LTM Adj. EBITDA ECLIPSE 24

Confidential

Selected Precedent Transactions

($ in millions)

Date Announced	Target	Acquirer	Enterprise Value	Enterprise Value / LTM Adj. EBITDA
Apr-26	TopBuild Corp.	QXO, Inc.	$16,951	14.8x
Aug-25	Foundation Building Materials, LLC	Lowe's Companies, Inc.	$8,800	13.9x[1]
Aug-25	HVAC Division of NSI Industries	Lennox International Inc.	$550	10.0x[2]
Jun-25	GMS, Inc.	Home Depot, Inc.	$5,553	11.1x
Mar-25	Beacon Roofing Supply, Inc.	QXO, Inc.	$10,665	11.5x
Nov-24	Hydradyne LLC	Applied Industrial Technologies, Inc.	$273	9.1x[3]
Mar-24	SRS Distribution, Inc.	Home Depot, Inc.	$18,250	17.3x[4]
Mar-23	Hisco, Inc	Distribution Solutions Group, Inc.	$307	10.8x[5]
Jun-22	Industrial Businesses of Roper Technologies, Inc.	Clayton, Dubilier & Rice, LLC	$2,600	10.0x[6]
Dec-21	Kaman Distribution Group	Genuine Parts Company	$1,300	13.8x[7]
Nov-20	HD Supply Holdings, Inc.	Home Depot, Inc.	$7,962	16.1x
Sep-20	Windy City Wire Cable & Technology Products LLC	Diploma PLC	$450	10.1x[8]
Max			**$18,250**	**17.3x**
Mean			**$6,138**	**12.4x**
Median			**$4,076**	**11.3x**
Min			**$273**	**9.1x**

Sources: FactSet, Capital IQ, and SEC filings as of July 14, 2026. Note: LTM based on most recently available publicly disclosed historical 12-month period at the time of announcement. (1) LTM EBITDA for the CY ending December 31, 2024, as reported in the 8-K filed by Lowe's on August 20, 2025. (2) LTM EBITDA for the CY ending December 31, 2024, as reported in the Lennox investor presentation filed on August 18, 2025. (3) LTM EBITDA expected to be contributed by Hydradyne within 12 months of transaction closing as disclosed in 8-K filed on November 22, 2024. (4) LTM EBITDA for CY ended December 31, 2023, as reported in Home Depot investor presentation on March 28, 2024. (5) LTM EBITDA for the fiscal year ending October 31, 2022, as reported in the transaction 8-K filed by DSG on March 31, 2023. EV includes $37.5M in retention bonuses to Hisco employees. (6) LTM EBITDA for the calendar year 2021, as reported in the transaction press release filed by Roper on June 1, 2022. Excludes $550M in performance based earnouts (see 11/22/22 8-K). (7) Represents LTM EBITDA for the calendar year 2022, as reported in the investor presentation filed by Genuine Parts Company on December 16, 2021. (8) LTM EBITDA for the calendar year 2020, as reported in the Diploma investor presentation filed on September 22, 2020.

ECLIPSE / William Blair / 25

Confidential Selected Precedent Transactions Analysis Summary ($ in millions) ECLIPSE Range of Selected Precedent Transactions Implied ECLIPSE Transaction Valuation Multiple Metric Multiple(1) Min. Mean Median Max Enterprise Value / LTM EBITDA Actual $173(2) 13.5x 9.1x 12.4x 11.3x 17.3x Source: SEC filings and FactSet as of July 14, 2026. (1) Implied multiple based on Merger Consideration of $35.00 per share. ECLIPSE 26 (2) ECLIPSE financials are pro forma for acquisitions.

Confidential Discounted Cash Flow Analysis

Confidential ECLIPSE Discounted Cash Flow Analysis Assumptions Sensitivity Analysis ? William Blair utilized Management Plan Forecast to calculate unlevered free cash Implied Equity Value Per Share(2) flows for the years ending December 31, 2026, through December 31, 2030 Offer Price: $35.00? Valuation date as of March 31, 2026 Perpetuity Growth Rate ? Utilizes a mid-year discount convention 2.0% 2.5% 3.0%? Assumes 29.5% tax rate per ECLIPSE Management 9.0% $35.97 $39.06 $42.63 Discount 10.0% $29.74 $32.02 $34.63 ? A range of discount rates of 9.0% to 11.0% was selected and used to calculate a Rate 11.0% $24.86 $26.62 $28.59 present value of the free cash flows and the terminal value? Estimated a terminal value by utilizing a perpetuity growth rate of 2.0%—3.0% terminal year unlevered FCF(1)? Assumes PV of Federal NOL of $4M Source: ECLIPSE Management Plan Forecast as of July 8, 2026. Note: Cash flows are burdened by stock-based compensation. (1) As compared to long-term U.S. GDP annual growth rate outlook of 1.8% according to the Congressional Budget Office as of February 2026. ECLIPSE 28 (2) Diluted shares outstanding calculated based on 46,255,422 common shares, 2,258,658 options at a weighted average strike price of $42.29, 424,717 RSUs, and 115,988 deferred shares as of July 14, 2026 per ECLIPSE management. Out-of-the-money options and 26,754 SPRs are excluded.

Confidential Leveraged Buyout Analysis

7

Confidential

Leveraged Buyout Analysis

Assumptions

- William Blair utilized Management Plan Forecast to derive free cash flows for the years ending December 31, 2026, through December 31, 2030
- William Blair analyzed the value at which leveraged acquisition of ECLIPSE could occur and yield an IRR between 18.0% and 22.0% for a potential investor
- Valuation and balance sheet figures as of March 31, 2026
- Assumes total net debt of $920M (5.3x LTM Adj. EBITDA[1]); Unitranche at SOFR+500
- Estimated an exit value by utilizing an LTM Adj. EBITDA multiple of 9.0x – 11.0x applied to CY 2030 Adj. EBITDA of $357M
- Analysis reflects $5M of annual public company cost savings
- Assumes 29.5% tax rate per ECLIPSE Management[2]
- Assumes management option pool of 10.0%

Sensitivity Analysis

Implied Offer Price

Offer Price: $35.00

		2030E LTM EBITDA Multiple [3,4]		
		9.0x	10.0x	11.0x
IRR	18.0%	$30.55	$33.77	$37.00
	20.0%	$28.48	$31.45	$34.42
	22.0%	$26.61	$29.36	$32.09

Source: ECLIPSE Management Plan Forecast as of July 8, 2026.
(1) ECLIPSE financials are pro forma for acquisitions. (2) Utilizes NOLs to offset tax liability during the projection period. (3) 2030E Adj. LTM Adj. EBITDA of $357M (includes $5M public company cost savings). (4) Diluted shares outstanding calculated based on 46,255,422 common shares, 2,258,658 options at a weighted average strike price of $42.29, 424,717 RSUs, and 115,988 deferred shares as of July 14, 2026 per ECLIPSE management. Out-of-the-money options and 26,754 SPRs are excluded.

ECLIPSE / William Blair / 30

Confidential M&A Premiums Paid Analysis

Confidential M&A Premiums Paid Analysis Methodologies and Assumptions ? William Blair analyzed 239 public North America target transactions across all industries with transaction equity values between $1B – $2B that were announced since January 1, 2016 ? William Blair compared the price of each transaction to the closing price of the target stock one day, one week and one month prior to the announcement of the transaction ? William Blair then compared the range of premiums calculated from that universe to the premiums implied by the offer Implied Premium (1) Premiums Paid Data Percentile @$35.00 / share Premium to Premium to th th th th th th th th th Period 10 20 30 40 50 60 70 80 90 Undisturbed Current (for reference only) One Day Prior 81.3% 26.9% (0.7%) 5.9% 12.2% 17.2% 22.9% 29.9% 45.0% 57.9% 79.4% One Week Prior 58.4% 29.9% (1.2%) 8.2% 13.7% 18.0% 23.2% 31.5% 44.6% 62.3% 81.3% One Month 13.5% 26.3% (2.1%) 11.5% 17.6% 25.0% 31.1% 38.4% 48.7% 63.3% 94.7% Prior Sources: Dealogic transaction data through June 30, 2026. (1) Implied premium based on Merger Consideration of $35.00 per share. Relative to undisturbed share price of $19.31 as of March 13, 2026, and current share price of $27.59 as of July 14, 2026, respectively. ECLIPSE 32